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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BITSTREAM INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2744890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
215 First Street
Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Bitstream Inc. 2000 Stock Plan

(Full title of the plan)

Anna M. Chagnon, President
Bitstream Inc.
215 First Street

Cambridge, Massachusetts 02142

(Name and address of agent for service)

(617) 497-6222

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Class A Common Stock ($0.01 par value per share)	1,000,000	$4.225	$4,225,000.00	$1,056.25

(1)
Together with an indeterminate number of additional shares which may result from a stock split, stock dividend, or other similar adjustment of the outstanding shares of Class A Common Stock.

(2)
This estimate is made pursuant to Rule 457(h) solely for the purpose of determining the registration fee. It is not known how many shares will be purchased under the plan or at which price such shares will be purchased. The above calculation is based on the offering of 1,000,000 shares at a purchase price of $4.225 per share, which purchase price is the average of the high ($4.400) and low ($4.050) prices of the Registrant's Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), as reported on the Nasdaq National Market System on October 23, 2001.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The information required by Part I of Form S-8 is included in documents sent or given to participants in the 2000 Stock Plan of Bitstream Inc., a Delaware corporation (the "Registrant"), pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents filed by the Registrant with the Securities and Exchange Commission ("SEC") are hereby incorporated by reference in this Registration Statement:

  (1)
  the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

  (2)
  the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

  (3)
  all reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2000; and

  (4)
  the description of the Class A Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the SEC on October 15, 1996, under Section 12(g) of the Exchange Act, including any amendment or report filed for the purposes of updating such description.

    You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting the Registrant at:

    Bitstream Inc.
    215 First Street
    Cambridge, Massachusetts 02142
    Telephone: (617) 497-6222

    In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such earlier statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Certain legal matters in connection with the issuance of the shares of Class A Common Stock being registered hereby are being passed upon by Kirkpatrick & Lockhart LLP, 75 State Street, Boston, Massachusetts 02109, outside counsel to the Registrant. As of October 25, 2001, neither Kirkpatrick & Lockhart LLP nor any of its members beneficially own, directly or indirectly, any shares of the Class A Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Laws empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

    The Certificate of Incorporation of the Registrant and the By-laws of the Registrant provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

    The Registrant has entered into Indemnification Agreements ("Indemnification Agreements") with certain of its directors and officers. Each Indemnification Agreement provides that the Registrant will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any civil or criminal action or administrative proceeding arising out of the performance of his or her duties as a director or officer so long as the indemnitee acted in good faith in respect thereof.

    The directors and officers of the Registrant are also insured under policies of insurance maintained by the Registrant, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    Not applicable.

ITEM 8. EXHIBITS.

    The following exhibits are part of this Registration Statement:

4.1	2000 Stock Plan (Incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed August 14, 2000).
5.	Opinion of Kirkpatrick & Lockhart LLP.
23.1	Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5).
23.2	Consent of Arthur Andersen LLP.
24.	Power of Attorney (included on the signature page of the Registration Statement).

ITEM 9. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, Commonwealth of Massachusetts on October 25, 2001.

BITSTREAM INC. (Registrant)
By:	/s/ ANNA M. CHAGNON Anna M. Chagnon President

    Each person whose signature appears below on this Registration Statement hereby severally constitutes and appoints each of Charles Ying, or his respective successor in office, and Anna M. Chagnon, or her respective successor in office, with full power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post effective amendments and amendments thereto) to this Registration Statement on Form S-8 of the Registrant and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ CHARLES YING Charles Ying	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 25, 2001
/s/ ANNA M. CHAGNON Anna M. Chagnon	President, Chief Financial Officer and General Counsel (Principal Financial Officer)	October 25, 2001
/s/ JAMES P. DORE James P. Dore	Corporate Controller (Principal Accounting Officer)	October 25, 2001
/s/ GEORGE B. BEITZEL George B. Beitzel	Director	October 25, 2001
/s/ AMOS KAMINSKI Amos Kaminski	Director	October 25, 2001
/s/ MICHAEL LANG Michael Lang	Director	October 25, 2001
/s/ DAVID G. LUBRANO David G. Lubrano	Director	October 25, 2001

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES